Exhibit 10(E)

Exhibit A

AGREEMENT

This Agreement is made and entered into this 2nd day of September, 2010 by and between Sunil Y. Widge, Ph.D. (“Widge”) of 97 Frederickville Road, Mertztown, Pennsylvania 19539 and Carpenter Technology Corporation (“Carpenter”), a Delaware corporation that maintains its principal place of business in Reading, Pennsylvania.

Recitals

WHEREAS, Widge entered into a Consulting Agreement with Carpenter on December 9, 2008 that provided for: (1) Widge to retire from his employment with Carpenter, effective January 31, 2009 and begin receiving all retirement benefits to which he was entitled; (2) Widge to serve as a consultant to Carpenter from February 1, 2009 through January 31, 2012; and (3) Widge to work 2,880 hours as a consultant for Carpenter during the course of the Consulting Agreement; and

WHEREAS, pursuant to the Agreement, Widge did, in fact, retire from Carpenter effective January 31, 2009 and began receiving his retirement benefits; and

WHEREAS, Widge did begin serving as a consultant to Carpenter on February 1, 2009 and has exceeded the number of hours he was required to work under the Consulting Agreement as of the time he is entering into this Agreement; and

WHEREAS, Carpenter desires to rehire Widge as a full time employee and Widge desires to end his retirement and return to Carpenter as a full time employee.

NOW, THEREFORE, in consideration of the mutual covenants and promises detailed below, the parties agree as follows:

1. TERMINATION OF CONSULTING AGREEMENT—The parties agree that the Consulting Agreement, entered into on December 9, 2008, (a copy of which is annexed hereto) shall be terminated effective on the date that Widge resumes his employment with Carpenter and the balance of monthly payments owed to Widge through January 31, 2012 shall cease.

2. SUSPENSION OF RETIREMENT BENEFITS—During the period of time Widge is re-employed by Carpenter, all retirement benefits, except benefits received under the Supplemental Retirement Plan for Executives, shall be suspended.

3. CONSIDERATION—Because Widge completed all hours of service under the Consulting Agreement without receiving his full consideration, Carpenter shall pay Widge on the first regularly scheduled pay date following his date of rehire a lump sum payment of $292,133 and at that time issue him the equivalent of $315,000 of time-based restricted stock units. Fifty (50%) percent of the time-based restricted stock units will vest on April 30, 2011 and the remaining fifty (50%) percent will vest on January 31, 2012. In addition, Carpenter shall pay Widge on the first regularly scheduled pay date following his date of rehire a lump sum payment of $125,000 as consideration for the additional hours he worked above the 2,880 hours required under his Consulting Agreement.

4. ASSIGNMENT—This Agreement and the rights and obligations created by it, shall not be transferred or assigned without first obtaining the written consent of the parties.

5. ENTIRE AGREEMENT—This Agreement constitutes the entire agreement between the parties concerning the subject matter contained herein. All prior agreements, discussions, representations, warranties, and covenants are merged herein. There are no warranties, representations, covenants, or agreements, express or implied, between the parties except those expressly set forth in this agreement. Any amendments or modifications of this agreement shall be in writing and executed by the contracting parties.

6. GOVERNING LAW—This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles.

7. DISPUTE RESOLUTION—Any disputes related to this Agreement shall be addressed and resolved by the parties in the following manner:

First, the offended party shall notify the other of the issue in writing and, unless otherwise agreed by the parties in writing, the parties shall, within ten (10) days of the date of the notice, meet in person to discuss and resolve the issue. If they fail to resolve the dispute following this negotiation, or if they fail to complete their negotiations within twenty-one (21) days of the date of the notice, the parties shall jointly submit the issue to non-binding mediation. The mediation shall be conducted in good faith and it shall be held at a place selected by the mediator in Berks County, Pennsylvania. If the parties are not able to reach agreement concerning the mediator to be engaged, they agree to select a mediator from a list of available mediators in the Philadelphia, Pennsylvania office of Jams. The parties shall jointly pay the mediator’s fees and expenses. Unless otherwise agreed by the parties, the mediation shall be concluded within ninety (90) days of the notice seeking negotiation. If the dispute is not resolved fully through mediation, the aggrieved party may file suit in a court of competent jurisdiction in Berks County, Pennsylvania, and the parties shall consent to the personal jurisdiction of that court for that purpose.

IN WITNESS WHEREOF, intending to be legally bound thereby, the parties have voluntarily executed this Agreement as of the date set forth above.

CARPENTER TECHNOLOGY

CORPORATION

/s/ William A. Wulfsohn	/s/ Sunil Y. Widge
WILLIAM A. WULFSOHN PRESIDENT AND CHIEF EXECUTIVE OFFICER	SUNIL Y. WIDGE, Ph.D.

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